Exhibit 10.1

September 9, 2003
Ms. Kathryn Winkelhaus
5040 Oak Tree Court
Ann Arbor MI 48108

Dear Kathryn:

I am pleased to offer you the position of Vice President and Chief Operating Officer for Childtime Learning Centers Inc. and to confirm the following details regarding your compensation, benefits and other information:

1.	You will report directly to William Davis, President and Chief Executive Officer, and will begin employment on a mutually agreed upon start date.

2.	Your starting base salary will be $190,000 per annum payable in biweekly installments.

3.	You will have the opportunity to earn an annual cash bonus (the “Annual Bonus”) payable within 90 days after the end of each fiscal year in an amount up to a maximum of 75% of your annual earned base salary. You may start earning this bonus when the Company reaches 95.1% of budgeted EBITDA and may earn a bonus of up to (a) 50% on a pro-rata basis for achieving up to 100% of budgeted EBITDA or (b) 75% on a pro rata basis for achieving more than 100%, up to 120% of budgeted EBITDA.

4.	For the fiscal year 2004 (fiscal year ending March 2004), you will be paid a minimum of a $50,000 Annual Bonus contingent upon achieving certain business objectives. These objectives will be determined within 60 days of your hire date.

5.	Within six months after your acceptance of this offer, and upon your request, the Company’s senior management will recommend that the Compensation Committee approve the grant to you of (a) the right to purchase (the “Purchase Award”) of up to $100,000 of the common stock of the Company, based on the closing price of the common stock on the date of grant, for the 10 day period after the date of grant, and (b) Options to purchase four times the number of shares subject to the Purchase Award, at the option exercise price equal to the closing price of the Corporation’s common stock on the grant date. The Options would be non-qualified options granted in accordance with the Company’s 2003 Equity Compensation Plan. These Options would become exercisable and vest at the rate of 20% per year, commencing on the one-year anniversary of the date of grant for five years. These Options would expire if not exercised by the anniversary of the grant date in the year 2009. The vesting of these Options would be further subject to your purchase of shares under the Purchase Award, with the number of shares that may be purchased under the Options to equal four times the number of shares purchased under the Purchase Award. These Options would also be subject to such other terms and provisions applicable to the Company’s standard option grants and to the Plan.

6.	You will be eligible for participation in the Company’s contributory medical, vision, dental and life insurance plans effective November 1, 2003.

7.	You will be eligible for four weeks of vacation per anniversary year. You will also be eligible for participation in the Company’s 401(k) program.

8.	Your employment will be “At Will” and you will serve at the pleasure of the President and CEO of the company.

Please sign your acknowledgement of your receipt and understanding of this letter below, and return to me as soon as possible. Please do not hesitate to contact me should you have any questions.

We at both Childtime and Tutor Time are looking very forward to having you as a part of our team during this exciting time, and trust that your employment with us will be both challenging and rewarding.

Very truly yours,

/s/ Scott W. Smith

Scott W. Smith
Vice President Human Resources
Childtime Learning Centers, Inc.

ACKNOWLEDGED:	/s/ Kathryn Winkelhaus	Date:9/15/03

Kathryn Winkelhaus